UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2026

(Commission File Number)	(Exact Name of Registrant as Specified in its Charter) (Address of Principal Executive Offices) (Zip Code) (Telephone Number)	(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1-9516	ICAHN ENTERPRISES L.P. 16690 Collins Ave, PH-1 Sunny Isles Beach, FL 33160 (305) 422-4100	Delaware	13-3398766

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Depositary Units of Icahn Enterprises L.P. Representing Limited Partner Interests	IEP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

On July 19, 2026, Icahn Enterprises L.P. (the “Company”), solely for purposes of specified provisions, including the seller guaranty described below, Icahn Automotive Group LLC (“Seller” or “Icahn Automotive”), a Delaware limited liability company and a wholly-owned subsidiary of the Company, Mavis Tire Supply, LLC (“Buyer”), a Delaware limited liability company, and Metis HoldCo, Inc. (“Buyer Guarantor”), a Delaware corporation, solely for purposes of the buyer guaranty described below, entered into a Stock Purchase Agreement (the “Purchase Agreement”). Pursuant to the terms of the Purchase Agreement, Icahn Automotive agreed to sell to Buyer, and Buyer agreed to purchase from Icahn Automotive, all of the issued and outstanding capital stock of The Pep Boys-Manny, Moe & Jack Holding Corp., a Delaware corporation and wholly-owned subsidiary of Icahn Automotive (“Pep Boys”), for a base purchase price of $700.0 million, subject to adjustments for cash and cash equivalents, indebtedness, net working capital, unpaid seller expenses and certain unpaid taxes, to be finalized after closing of the transaction. In connection with the Purchase Agreement, the Company agreed to guarantee the payment and performance of Seller’s obligations under the Purchase Agreement, and Buyer Guarantor agreed to guarantee the payment and performance of Buyer’s obligations under the Purchase Agreement, in each case subject to the limitations set forth in the Purchase Agreement.

Pep Boys and its subsidiaries operate automotive maintenance and repair shops, distribution centers and related real estate, together with supporting store operations management and distribution network functions and other related businesses. Certain excluded entities and businesses of Pep Boys will not be transferred to Buyer in connection with the transactions contemplated by the Purchase Agreement.

The transaction is expected to close in the coming months, subject to satisfaction or waiver of customary closing conditions. If Seller validly terminates the Purchase Agreement in certain circumstances relating to Buyer’s breach, failure to consummate the closing or repudiation, Buyer will be required to pay Seller a reverse termination fee of $21.0 million, subject to the terms and limitations set forth in the Purchase Agreement. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and solely for the benefit of the parties thereto. Such representations and warranties were made as of the date of the Purchase Agreement and the closing date, may be subject to contractual standards of materiality different from those generally applicable to investors, may be qualified by confidential disclosure schedules, and should not be relied upon as statements of fact regarding the Company or its subsidiaries.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed by the Company as an exhibit to a subsequent periodic report.

Item 7.01 Regulation FD Disclosure

On July 21, 2026, the Company issued a press release announcing the Purchase Agreement and the transaction. The press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended.

Cautionary Statement Regarding Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction, the expected timing of the closing and the satisfaction of closing conditions. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including, among others, the failure to satisfy closing conditions, the failure to obtain required regulatory approvals, the occurrence of any event that could give rise to termination of the Purchase Agreement, and other risks and uncertainties described in the Company's filings with the SEC. The Company undertakes no obligation to update any forward-looking statements except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated July 21, 2026
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P.
(Registrant)

	By:	Icahn Enterprises G.P. Inc., its general partner

		By:	/s/ Robert Flint
Date: July 21, 2026			Robert Flint
Chief Financial Officer & Chief Accounting Officer